END-PRB(2/99)-01
                   American Skandia Life Assurance Corporation
                        One Corporate Drive, P.O. Box 883
                           Shelton, Connecticut 06484

                                   Endorsement
               Performance-related Benefits and First Year Credits

This Endorsement is attached to either an individual annuity or to a certificate representing interest in a group deferred annuity. If attached to a certificate, the term "Owner" below is replaced by the term "Participant." This Endorsement is an addition to your Annuity, and does not replace any provision thereof.

Effective Date:  This Endorsement is effective as of the Issue Date.

General: We provide certain benefits if the performance of your Annuity's investment options does not result in your Account Value growing to a target level as of a specified date. How this target level of Account Value is calculated, the specified date and the benefits are described below.

We also may provide a credit to your Account Value in relation to each Purchase Payment allocated to your Account Value before the first anniversary of the Issue Date. However, we may recover an amount equal to such credits under a number of specific circumstances, as described below.

Cost:  There is no additional charge for these benefits.

Definitions:

         Target Value: The Target Value is a measuring device for determining eligibility for the performance-related benefits. It does not provide any value available for distribution upon any surrender, partial surrender or withdrawal of any type nor in the calculation of the death benefit.

         Target Date: The date we compare your Account Value to the Target Value. Except as discussed below in "Performance-related Benefits in a Prior Annuity," the Target Date is the later of the 10th anniversary of your Annuity's Issue Date or the 10th anniversary of the latest of any Restart Dates.

         Proportional Reductions: These are reductions to Target Value caused by withdrawals and charges for optional benefits.

         Restart: This is an election by you to restart calculation of the Target Value and reset the Target Date.

         Restart Date: This is an anniversary of the Issue Date on which an election to Restart takes effect.

                          Performance-related Benefits

Performance-related benefits: We compare your Account Value against the Target Value as of the Target Date. If at that time, the Account Value is less than the Target Value, your annuity is eligible for an annual addition to your Account Value. We will inform you within 90 days of the applicable anniversary if your Account Value did not meet or exceed the Target Value.

This addition to your Account Value will begin on the first anniversary of the Target Date. Except as noted below, we allocate each addition pro-rata according to your Account Values in the variable investment options as of the date the addition is allocated. If none of your Account Value is in the variable investment options at a time this benefit is payable, we allocate such addition to a new Fixed Allocation with a Guarantee Period equal to the shortest Guarantee Period in which you then maintain Account Value. Such additions continue on each subsequent anniversary of the Target Date before annuity payments begin. Such additions to Account Value end once Account Value is transferred from the investment options in order to begin annuity payments.

The addition equals 0.25% of your average Account Value during the prior four complete calendar quarters.

You may elect an alternative benefit in lieu of these additions to your Account Value, subject to the rules provided below. This benefit is a one-time addition to the amount applied to determine annuity payments. The addition equals 10% of (A less B), where:

         A is the Account Value as of the Target Date; and

         B is the sum of all Purchase Payments allocated to your Account Value in the five years prior to the Target Date.

We make this addition as of the date your Account Value is transferred from the investment options to our general account in order to begin annuity payments. Your election of this alternative benefit is subject to the following rules:

         1. Annuity payments initially must be guaranteed to be paid for at least seven years.

         2. You must instruct us In Writing not later than 30 days before the first anniversary of the Target Date that you wish annuity payments to begin. Payments are available under one of our then available annuity options, but must begin not later than the first anniversary of the Target Date.

Calculation of the Target Value:  We determine the Target Value as follows:

         1. We accumulate each Purchase Payment with interest of 7.2% per year, compounded yearly, from the date each Purchase Payment is received. If you Restart the calculation, we treat your Account Value as of the Restart Date as if it was your initial Purchase Payment and ignore all prior Purchase Payments. We then accumulate your Account Value as of the Restart Date, plus any subsequent Purchase Payments with interest of 7.2% per year, compounded yearly, from the date each Purchase Payment is received.

         2. We then subtract each Proportional Reduction accumulating with interest of 7.2% per year, compounded yearly, from the date of each withdrawal or charge for an optional benefit. However, if you Restart the calculation, we ignore all Proportional Reductions occurring before the Restart Date and accumulate any Proportional Reductions on or after the Restart Date with interest of 7.2% per year, compounded yearly, from the date of each withdrawal or charge for an optional benefit.

Each Proportional Reduction is a percentage of the Target Value as of the date of the applicable withdrawal or charge for an optional benefit. The percentage equals the proportion of the Account Value then withdrawn or charged.

Performance-related Benefits in a Prior Annuity: You may have purchased the Annuity to which this Endorsement is attached as a result of an exchange, replacement or transfer, in whole or in part, of an Annuity issued by us or any affiliate which included similar performance-related benefits. In order to continue the prior annuity's performance-related benefits: (a) as of the Issue Date of the Annuity to which this Endorsement is attached, the Target Date and Target Value are the same as applied upon surrender to the Annuity that was exchanged, replaced or transferred; and (b) the initial Purchase Payment for the Annuity to which this Endorsement is attached is ignored for purposes of calculating the Target Value.

                               First Year Credits

Benefit: Subject to the rules provided below, we allocate to your Account Value a credit in relation to each Purchase Payment applied to Account Value before the first anniversary of your Annuity's Issue Date. The credit equals 1% of each applicable Purchase Payment. We allocate the credit among the investment options in the same ratio as we allocate the applicable Purchase Payment.

Except as noted below in "Impact of a Prior Annuity," we provide credits:

         1. When the Annuity is owned by a natural person and the Owner is (or in the case of multiple Owners, all Owners are) below age 81 on your Annuity's Issue Date.

         2. When the Annuity is owned by an entity and the Annuitant is below age 81 on your Annuity's Issue Date.

Recovery of Credits: We may recover an amount equal to the sum of all credits provided pursuant to this Endorsement in any of the circumstances provided below:

         1. Surrender of the Annuity before the 10th anniversary of your Annuity's Issue Date.

         2. Annuity payments begin before the 1st anniversary of your Annuity's Issue Date.

         3. A death upon which the Annuity's death benefit is payable occurs either:

                  a. Within 12 months of the date we allocated the credit to your Account Value; or

                  b. Within 10 years of the date we allocated the credit to your Account Value, if, at the time we allocated the credit:

                           (i) any Owner or any person who subsequently became an Owner was over age 70, if the Annuity is owned by a natural person; or

                           (ii) the Annuitant or any person who subsequently became the Annuitant was over age 70, if the Annuity is owned by an entity.

         4. Surrender of your Annuity under any type of medically-related surrender provision if the "contingency event" upon which such a surrender is predicated occurs either:

                  a. Within 12 months of the date we allocated the credit to your Account Value; or

                  b. Within 10 years of the date we allocated the credit to your Account Value, if, at the time we allocated the credit:

                           (i) any Owner or any person who subsequently became an Owner was over age 70, if the Annuity is owned by a natural person; or

                           (ii) the Annuitant or any person who subsequently became the Annuitant was over age 70, if the Annuity is owned by an entity.

         5.       You exercise the Annuity's  "Right to Cancel"  provision,  but
                  only  to  the  extent  such   recovery  does  not  affect  any
                  guaranteed return of Purchase Payments, if applicable.

Impact of a Prior Annuity: We do not provide credits pursuant to this Endorsement if the Target Date and Target Value are continued as a result of an exchange, replacement or transfer, in whole or in part, of an annuity issued by us or any affiliate. In addition, we may recover an amount equal to the sum of any first year credits provided pursuant to such annuity under the rules provided above for recovery of credits, but only during the time periods that would apply had no exchange, replacement or transfer occurred.




                                                                      President